Exhibit 10.36

2455 Paces Ferry Road, N.W. · Atlanta, GA 30339-4024
(770) 384-3635· Fax: (770) 384-3264

Frank Blake

Chairman & Chief Executive Officer

August 22, 2008

Mr. Matthew Carey

Dear Matt:

This will confirm The Home Depot, Inc.’s (“Home Depot” or the “Company”) offer and your acceptance of employment effective on a mutually agreeable date, in the position of Executive Vice President and Chief Information Officer reporting directly to me. Your initial base annual salary will be $600,000, payable in equal bi-weekly installments. Your first salary review will be held in April of 2009, with salary reviews held annually thereafter.

In addition to your base salary, you will be eligible to participate in the Management Incentive Program (“MIP”), which provides an annual incentive target of up to 100% of your base salary, based upon achieving established goals. For Fiscal 2008, you will be eligible to receive a bonus equal to the higher of: (1) your target annual bonus award of $416,250 under the eBay Incentive Plan (“eIP”) for eBay’s Fiscal 2008, multiplied by the percentage obtained by averaging the percentages obtained by dividing each bonus earned by a named executive officer (“NEO”) employed by eBay during all of eBay’s Fiscal 2008 and reported in the Non-Equity Incentive Plan Compensation column of eBay’s 2009 Definitive Proxy Statement (“Proxy”) by the target eIP annual bonus reported for such NEO in the Grants of Plan-Based Awards table of eBay’s Proxy, or (2) any bonus earned under the financial portion of Home Depot’s MIP based on actual performance for Fiscal 2008, plus any discretionary portion of the MIP bonus awarded to you for Fiscal 2008, pro-rated based on the full number of fiscal months you are employed with Home Depot during Fiscal 2008 and payable in the spring of 2009. To be eligible for payment of any incentive, you must be employed on the day on which the incentive is paid.

Home Depot will reimburse you for any portion of the cash signing bonus that you received from eBay to assist with housing costs which you are required to repay to eBay as a result of your employment termination before thirty-six months of employment with eBay, said reimbursement not to exceed $350,000 and subject to required income and employment tax withholding. In the event that you leave the employ of Home Depot voluntarily during your first two years of employment, you are required to repay this reimbursement amount to Home Depot.

Mr. Matthew Carey

August 22, 2008

At the next meeting of the Leadership Development and Compensation Committee of The Home Depot, Inc. Board of Directors following the effective date of your employment and acceptance of this agreement, you will receive a grant under the 2005 Omnibus Stock Incentive Plan of the greatest number of whole shares of restricted Home Depot common stock resulting from dividing $4,000,000 by the closing stock price on the grant date with three year pro-rated annual vesting. Once these provisions lapse, the shares will be yours, free and clear of restrictions, subject to the applicable provisions of the plan and award document. At the next meeting of the Leadership Development and Compensation Committee of The Home Depot, Inc. Board of Directors following the effective date of your employment and acceptance of this agreement, you will also receive a grant of nonqualified stock options under the 2005 Omnibus Stock Incentive Plan equal to the greatest number of whole shares of the Company’s common stock resulting from dividing $1,300,000 by the grant date accounting cost, with an exercise price equal to the closing stock price on the grant date. Twenty-five percent of the stock options will become exercisable on the second, third, fourth and fifth anniversaries of the grant date. Expiration of all stock options will be the earlier of ten years from the grant date or termination of employment, or any earlier time provided by your award document.

In addition to the above grants, you will be eligible to participate in the Company’s Employee Stock Purchase Plan. The plan affords you the opportunity to purchase Home Depot stock at a 15% discount through payroll deductions. See the enclosed brochure for a detailed explanation of the plan.

You will also be eligible to participate in The Home Depot Deferred Compensation Plan For Officers. This plan affords you the opportunity to defer up to fifty percent of your base salary and one hundred percent of your annual management incentive payment into the plan. A summary of the plan is enclosed. You will receive an enrollment packet with details for enrolling should you desire to participate in the plan.

The Home Depot offers an extensive benefits program for our associates and their dependents. Generally, the insurance coverages begin on your employment date with the Company. After 90 days of continuous service, you are also eligible to participate in The Home Depot FutureBuilder, a 401(k) and Stock Ownership Plan. For full details on our various benefits, please review the enclosed benefits summary.

In addition to the standard benefits package for salaried associates, as an officer of the Company, you will receive an additional $250,000 Death Benefit Only insurance policy. You are also eligible to participate in the Supplemental Executive Choice Program (“SECP”), which provides you with an annual supplemental benefit allowance. Under this program you will receive an annual supplemental benefit allowance of $35,000. You will receive a pro-rated SECP benefit allowance for the remainder of the 2008 calendar year. You can use this annual allowance to purchase additional disability or life insurance benefits, personal excess liability insurance, or you can use it to reimburse yourself for financial services or health care expenses not covered under our standard health plans.

Our standard vacation policy will be waived and you will be entitled to four (4) weeks of vacation during each anniversary year of employment with Home Depot. Should you leave the employment of the Company at any time you will be paid for unused vacation strictly in accordance with Home Depot’s standard vacation policy.

The Home Depot offers a comprehensive relocation package. Relocation benefits include: (a) one home-finding trip (not to exceed five days) for two (yourself and your spouse/domestic partner) to the new location (additional necessary trips may be approved upon request); (b) packing and hauling of typical household belongings and the shipment of one automobile (if two are owned) for moves between 500-1,500 miles and two or more automobiles if the move is over 1,500 miles; (c) reimbursement for eligible travel expenses to your new

Mr. Matthew Carey

August 22, 2008

location as provided under the Company’s relocation policy; (d) a relocation allowance of $25,000 to assist with miscellaneous expenses (appropriate taxes will be withheld); (e) up to 90 days of temporary living benefits while the home is being marketed (this benefit stops when the home is sold), (f) cost of the agent’s commission to sell the house and seller’s typical closing costs, and (g) to assist with the sale of your current home, the Company will extend an Appraised Value Offer (guaranteed buy-out) utilizing a third party home purchase provider (see enclosed Relocation brochure for details). If required, The Home Depot will extend the offer as soon as administratively possible after your start date.

You will also be reimbursed, on after-tax basis, for any loss on the sale of your home, if applicable, based on the difference in the contract purchase price, including capital improvements, and the contract sale price. Appropriate taxes will be withheld from the reimbursement. You are also entitled to reimbursement of up to 2% of the loan amount towards closing costs on the purchase of a home in the new location, excluding loan origination and discount point(s) and a home inspection up to $400. You must be employed with the Company and its subsidiaries on the closing date for the sale of your home to receive these benefits. Payment will be made to you within 30 days of the closing date. It is your obligation to notify the Relocation Department of the closing date in advance of the closing.

The Relocation Department has a network of quality brokers in place across the United States to assist you at your destination whether you plan to rent or purchase. Do not list your home with a Realtor until you speak with a Relocation Coordinator. It is critical that the Relocation Department at The Home Depot be involved in all aspects of your relocation, including all travel plans, in order to receive the above benefits. If you have questions regarding any of the relocation benefits, you may call Jan Ferguson, Director of Relocation at (770) 384-2317.

In the event that you leave the employ of Home Depot voluntarily during your first year of employment, you are required to repay to Home Depot all of the foregoing relocation benefits that you received.

You agree that you shall not, without the prior express written consent of the Executive Vice President, Human Resources of the Company, engage in or have any financial or other interests in, or render any service in any capacity to any competitor or supplier of the Company or its parents, subsidiaries, affiliates, or related entities during the course of your employment with the Company. Notwithstanding the foregoing, you shall not be restricted from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers, provided that such investment does not exceed 1% of the market value of the outstanding securities of such corporation. The provisions of this paragraph shall apply to you and your immediate family.

You have stated that you have not agreed to and are not subject to any covenant not to compete with any prior employer that would prevent you from working for The Home Depot.

You understand that it is not the intention of Home Depot to receive or obtain any trade secrets of others. Accordingly, you agree that you will not disclose or use during the period of your employment with Home Depot any proprietary information or confidential information which you may have acquired because of employment with an employer other than Home Depot. Further, you agree that you will not bring Home Depot any documents in any form containing proprietary or confidential information from a prior employer. In the event your employment with Home Depot is terminated for any reason, you agree not to disclose any proprietary or confidential information of Home Depot, its parents, subsidiaries, affiliates, or related entities to any future employer or third party or to take any such information, regardless of whether the information is printed, written, or electronic form.

Mr. Matthew Carey

August 22, 2008

By accepting this offer you acknowledge that you will be exposed to Company materials which are proprietary and confidential in nature and/or which constitute trade secrets, and, further, that you will receive training in the Company’s various merchandising, operations, financial, and/or other business processes. You further acknowledge that such proprietary and confidential information, including trade secrets and other business processes, are utilized by the Company throughout the entire United States and in other locations in which it conducts business. Consequently, you agree that you will not, for a period of twenty-four (24) months subsequent to your termination from the Company, regardless of the reason for the termination, enter into or maintain an employment or contractual relationship, either directly or indirectly, to provide executive or managerial services in the same or similar manner as you did for the Company to any company or entity engaged in any way in a business that competes with Home Depot, its parents, subsidiaries, affiliates or related entities (collectively referred to as the “Company”), in the United States, Canada, Puerto Rico, Mexico, China, or any other location in which the Company conducts business prior to your termination date, without the prior written consent of the Executive Vice President - Human Resources of the Company. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest: Lowe’s Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears Holding Corp. (including, but not limited to, Orchard Supply and Hardware Company); RONA Inc.; B&Q; OBI; Homemart; Orient Home; Menard, Inc.; Ace Hardware; True Value Company; and Wal-Mart.

You agree that you will not, for a period of thirty-six (36) months subsequent to your termination from Home Depot, regardless of the reason for the termination, directly or indirectly solicit or encourage any person who is an employee of the Company, its parents, subsidiaries, affiliates or related entities to terminate his or her relationship with the Company, its parents, subsidiaries, affiliates or related entities or refer any such employee to anyone, without prior written approval from the Executive Vice President - Human Resources of the Company.

If the Company notifies you of its intention to terminate your employment involuntarily and without cause within thirty-six (36) months of your initial employment date, you will be eligible to receive, in exchange for your execution of an agreement and general release in a form acceptable to the Company’s legal counsel, the equivalent of twelve (12) months of base salary plus $600 per month for twelve (12) months as a subsidy for healthcare continuation. Said payments will be payable in equal installments over the Company’s normal payroll period cycle, provided, that the Company shall delay any payment provided for by this letter or take any other action it deems necessary to comply with the requirements of Section 409A of the Internal Revenue Code. If you accept other employment before these payments end and your annual salary with your new employer equals or exceeds your annual salary on your termination date, the monthly separation shall cease immediately. If you accept other employment before these payments end and your annual salary with your new employer is less than your annual salary on your termination date, your remaining monthly separation payments shall be equal to the difference between your monthly salary on your termination date and your monthly salary with your new employer. Your healthcare subsidy shall end upon your acceptance of other employment with healthcare eligibility.

Mr. Matthew Carey

August 22, 2008

You will not be entitled to receive these payments and benefits, or any other type of payment or benefit, if you voluntarily resign from Home Depot, regardless of when or why you have resigned from your employment. You are also not entitled to receive these payments or benefits if you are terminated from Home Depot “for cause.” Termination “for cause” includes, but is not limited to, termination for:

•	Willful or gross neglect of your duties

•	Your conviction of any felony, or of any lesser crime or offense that involves theft or moral turpitude or that materially and adversely affects the property, reputation or goodwill of the Company

•	Willful or gross misconduct in connection with the performance of your duties

•	Your theft or misappropriation of business assets of the Company or of any existing or prospective customer of the Company

•	Your poor or inadequate work performance, which has not been cured within 30 days following written notice

•	Your violation of any securities laws as determined by the Company’s general counsel in his or her sole and absolute discretion

•	Breach of your covenants to the Company relating to confidential and proprietary information, non-solicitation or non-competition

•

Any other conduct by you detrimental to the business of the Company or conduct that constitutes a violation by you of policies and procedures applicable to you which may be in effect at the time of the occurrence

This is a conditional offer of employment contingent on a background check and drug test results. As a condition to your employment, you must take and pass a drug test and pass the background check. A positive test result or failure to pass the background check will result in the denial of your employment. Drug testing must be done within 48 hours from receipt of this letter. Enclosed is information regarding your drug test.

Please note that you will also be required to complete an I-9 form at the commencement of your employment and that your continued employment will be conditioned upon your satisfactory completion of that form.

This letter should not be construed, nor is it intended to be a contract of employment for a specified period of time, and the Company reserves the right to terminate your employment with or without cause at any time. This letter supersedes any prior understandings, written or oral between you and the Company and contains the entire understanding of the Company and you with respect to the subject matter hereof.

This letter shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof. You agree to irrevocably submit any dispute arising out of or relating to this letter to the exclusive concurrent jurisdiction of the state and federal courts located in Delaware. You also irrevocably waive, to the fullest extent permitted by applicable law, any objection you may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and you agree to accept service of legal process from the courts of Delaware.

Mr. Matthew Carey

August 22, 2008

We are pleased to welcome you to the Home Depot family, and we are excited about the opportunities that your leadership will bring to this new role. We have enclosed a copy of this letter for your records. Please sign, date and return the original to us.

Sincerely,

/s/ Frank Blake

Frank Blake

Chairman & Chief Executive Officer

pc:	Tim Hourigan
Tim Crow

I accept this offer of employment.

/s/ Matthew A. Carey	8-31-2008
Mr. Matthew Carey	Date Signed

Exhibit 10.36

2455 Paces Ferry Road, N.W. · Atlanta, GA 30339-4024
(770) 384-3635· Fax: (770) 384-3264

Frank Blake

Chairman & Chief Executive Officer

September 3, 2008

Mr. Matthew Carey

Dear Matt:

This will amend and supplement your employment letter dated August 27, 2008 (the “Employment Letter”), by increasing the maximum cash signing bonus reimbursement reflected in the third paragraph of the Employment Letter from $350,000 to $614,000. In all other respects, the Employment Letter is hereby ratified and confirmed in its entirety.

We have enclosed a copy of this amendment for your records. Please sign, date and return the original to us.

Sincerely,

/s/ Frank Blake

Frank Blake

Chairman & Chief Executive Officer

pc:	Tim Hourigan
Tim Crow

I accept this amendment to the Employment Letter:

/s/ Matthew A. Carey	9-3-2008
Mr. Matthew Carey	Date Signed